Exhibit 10.11(f)

AWARD AGREEMENT

Under the

Louisiana-Pacific Corporation

1997 Incentive Stock Award Plan

INCENTIVE SHARES

(Restricted Stock Units)

Corporation:	Louisiana-Pacific Corporation
414 Union Street
Suite 2000
Nashville, Tennessee 37219

Participant:

Grant Date:

Award:	Incentive Shares

Incentive Shares:	Shares of Corporation’s Common Stock

Restriction Period:	The three-year period ending on the third anniversary of
the Grant Date.

Subject to the terms and conditions of the Louisiana-Pacific Corporation 1997 Incentive Stock Award Plan, as amended, (the “Plan”) and this Award Agreement (this “Agreement”), effective as of the Grant Date, Corporation grants to Participant the right to receive the number of Incentive Shares specified above.

The provisions of Appendix A attached to this Agreement are incorporated by reference as part of this Agreement.

LOUISIANA-PACIFIC CORPORATION

By

Its:

Participant

APPENDIX A

To

Award Agreement for Incentive Shares

The Agreement evidences the grant of an Award for Incentive Shares to Participant under the Plan.

Capitalized terms are defined in Section 10 of this Appendix A.

1. Incentive Shares; Adjustment

In the event of a declaration of a stock dividend or a stock split (whether effected as a dividend or otherwise) by Corporation where the record date for such dividend or stock split is after the Grant Date, the number of Incentive Shares automatically will be adjusted proportionately to reflect the effect of such dividend or stock split. The number of Incentive Shares will not be adjusted to reflect cash dividends paid with respect to Corporation’s common stock during the Restriction Period.

2. Terms of Award

This Award is subject to all the provisions of the Plan and to the following terms and conditions:

2.1 Incentive Shares. Participant is granted an Award of Incentive Shares to be settled in accordance with Section 2.2, unless this Award has been terminated previously pursuant to Section 2.5.

2.2 Settlement of Award.

2.2.1 General. Except as provided in Section 2.2.2, this Award will be settled on a settlement date selected by the Committee within 30 days after the end of the Restriction Period by the delivery to Participant of an unrestricted certificate for the Incentive Shares.

2.2.2 Early Settlement. In the event Participant (or Participant’s representative) becomes entitled to receive Incentive Shares pursuant to Section 2.3.1 (on account of death or Disability) or Section 2.3.2 (on account of a Change in Control), this Award will be settled on a settlement date selected by the Committee within 30 days after the Change in Control Date or date of death or Disability, as applicable, by the delivery to Participant (or Participant’s representative) of an unrestricted certificate for the Incentive Shares.

2.3 Acceleration Events.

2.3.1 Death or Disability. In the event Participant dies or terminates Employment by reason of Disability prior to the end of the Restriction Period, Participant or Participant’s representative will become entitled to receive the Incentive Shares.

2.3.2 Change in Control. Upon the occurrence of a Change in Control Date prior to the end of the Restriction Period, Participant will become entitled to receive the Incentive Shares.

2.4 Other Documents. Participant will be required to furnish Corporation such other documents or representations as Corporation may require to assure compliance with applicable laws and regulations as a condition of Corporation’s obligation to issue any Incentive Shares.

2.5 Transferability. This Award is not transferable other than by will or the laws of descent and distribution. No assignment or transfer of the Award in violation of the foregoing restriction, whether voluntary, involuntary or by operation of law or otherwise, except by will or the laws of descent and distribution, will vest in the assignee or transferee any interest or right whatsoever, but immediately upon any attempt to assign or transfer the Award, the Award will terminate and be of no force or effect. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executor, administrator, or the person or persons to whom this Award may be transferred by will or by the laws of descent and distribution, it will be deemed to include such person or persons.

3. Rights as Stockholder

Prior to the issuance of a certificate for Incentive Shares in settlement of this Award, Participant will have no rights as a stockholder of Corporation with respect to this Award or the Incentive Shares.

4. Withholding Taxes

Participant acknowledges that Participant is responsible for payment of all federal, state, and local withholding taxes and Participant’s portion of all applicable payroll taxes imposed in connection with the Award or the Incentive Shares (collectively, the “Applicable Taxes”). Corporation’s obligation to issue Incentive Shares in settlement of the Award is expressly conditioned on Participant’s making arrangements satisfactory to Corporation, in its sole and absolute discretion, for the payment of all Applicable Taxes.

Participant may pay to Corporation (in cash or by check) an amount equal to the Applicable Taxes. In the event that Participant does not submit payment of the entire amount of Applicable Taxes, Participant expressly authorizes Corporation, in its sole and absolute discretion, (a) to withhold all or a portion of the remaining balance of the Applicable Taxes from other amounts payable in cash (as compensation or otherwise) by Corporation or any of its affiliates to Participant, and/or (b) to withhold a number of Shares (thus reducing the number of Incentive Shares to be issued to Participant) having a fair market value (as of the date the Incentive Shares are issued to Participant) equal to the remaining balance of the Applicable Taxes.

5. Conditions Precedent

Corporation will use its best efforts to obtain approval of the Plan and this Award by any state or federal agency or authority that Corporation determines has jurisdiction. If Corporation determines that any required approval cannot be obtained, this Award will terminate on notice to Participant to that effect. Without limiting the foregoing, Corporation will not be required to issue any certificates for Incentive Shares, or any portion thereof, until Corporation has taken all action required to comply with all applicable federal and state securities laws.

6. Successorship

Subject to restrictions on transferability set forth in Section 2.5, this Agreement will be binding upon and benefit the parties, their successors and assigns.

7. Notices

Any notices under this Agreement must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of Corporation’s records or to such other address as a party may certify by notice to the other party.

8. Arbitration

Any dispute or claim that arises out of or that relates to this Agreement or to the interpretation, breach, or enforcement of this Agreement, shall be resolved by mandatory arbitration in accordance with the then effective arbitration rules of the American Arbitration Association, and any judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.

9. 409A Compliance

9.1 General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Agreement shall not be amended or terminated in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement. Corporation shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.

9.2 Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of employment and Corporation determines, in good faith, that payment of any amounts or benefits under this Agreement would cause a violation of Section 409A, then any amounts or benefits which are payable under this Agreement upon or following the Participant’s “separation from service” within the meaning of Section 409A which

(i) are subject to the provisions of Section 409A;

(ii) are not otherwise excluded under Section 409A; and

(iii) would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (a) the date that is six months and one day following the date of separation from service and (b) the date of Participant’s death.

10. Defined Terms

When used in this Agreement, the following terms have the meaning specified below:

Change in Control of Corporation means a change in the ownership or effective control of Corporation, or a change in the ownership of a substantial portion of the assets of Corporation, all within the definitions set forth in Treas. Reg. § 1.409A-3(i)(5).

Change in Control Date means the first date following the Grant Date on which a Change in Control has occurred.

Disability means the condition of being permanently unable to engage in any gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months.

Incentive Shares means the number of Shares issuable to Participant pursuant to this Award as specified on the cover sheet to this Award Agreement.

Restriction Period means the period specified on the cover page to this Agreement.

Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.